Finite Management, LLC

C  O D E  O F  E T  H  I C S

October 2021

Table of Contents
1. General Provisions	3
2. Covered Persons	3
2.1. Supervised Persons	3
2.2. Access Persons	4
2.3. Family Members	4
3. Business Conduct Standards	4
3.1. Compliance with Laws and Regulations	4
3.2. Confidentiality of Client Information	4
3.3. Conflicts of Interest	5
3.4. Rumor Policy	6
3.5. Outside Business Interests – Change in Employment	6
3.6. Gifts and Entertainment	6
3.8. Reporting of Violations	7
3.9 Whistleblower Policy	7
4. Insider Trading	8
5. Personal Securities Transactions	9
5.1 Pre-clearance	9
5.2 Additional Pre-clearance Exception	10
5.3 Restrictions on Purchases and Sales: Black-Out Periods	10
5.4 Short Term Trading	10
6. Reporting Requirements	10
6.1. Scope	10
6.2. Reportable Securities	11
6.3. Reporting Exceptions	11
6.4. Initial/ Annual Holdings and Quarterly Transaction Reports	12
7. Recordkeeping Requirements	12
8. Acknowledgment of Receipt	13
Exhibit 1: Personal Securities Trading Request & Authorization	14
Exhibit 2: Personal Securities Accounts Report	15

1.	General Provisions

This Code of Ethics (the “Code”) has been adopted by Finite Management, LLC (“Finite”), a Delaware limited liability company, in accordance with Rule 17j under the investment Company Act of 1940 (the “Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). This Code establishes rules of conduct for all affiliated persons of Finite and is designed to, among other things, govern personal securities trading activities in the accounts of affiliated persons. The Code is based upon the principle that Finite and its affiliated persons owe a fiduciary duty to their Clients to conduct their affairs, including their personal securities transactions, in such a manner as to:

◾	place the interests of Finite’s Clients first and foremost ahead of their own personal interests,
◾
ensure that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility,

◾	Avoid taking any inappropriate advantage of their positions.

This Code is designed so that high ethical standards be applied and maintained by Finite and its affiliated persons. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. Strict compliance with the provisions of this Code is expected of all affiliated persons of Finite. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee. Building a reputation for fair and honest dealing with our Clients and the investment community in general is very important and takes the cooperative effort of all employees.

Employees are urged to seek the advice of the CCO for any questions as to how this Code applies to their individual circumstances. The CCO may delegate any of their responsibilities or duties described in this Code. The CCO may also, under circumstances that are considered appropriate or after consultation with the Managing Member of Finite, grant exceptions to the provisions contained in this Code only when it is clear that the interests of Finite’s Clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.

2.	Covered Persons

Covered persons are all affiliated persons of Finite as defined below under Supervised Persons, Access Persons, and (where applicable) Family Members.

2.1.	Supervised Persons

Supervised persons include:

◾	Directors, officers, and partners of Finite (or other persons occupying a similar status or performing similar functions);
◾	Employees of Finite;
◾	Any other person who provides advice on behalf of Finite and is subject to Finite’s supervision and control;
◾	Temporary workers;
◾	Consultants;
◾	Independent contractors; and
◾	Access persons.

2.2.	Access Persons

Access persons include any supervised persons who:

◾	Have access to non-public information regarding any Client’s purchase or sale of securities;
◾	Have access to non-public information regarding the portfolio holdings of any Client;
◾	Are involved in making securities recommendations to any Client, or have access to such recommendations that are non-public; or
◾	Are Finite’s directors, officers and partners.

2.3.	Family Members

For purposes of personal securities reporting, Finite considers the supervised or access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the supervised or access person’s household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.	Business Conduct Standards
3.1.	Compliance with Laws and Regulations

All covered persons must comply with all applicable state and Federal securities laws including, but not limited to, the Advisers Act, the Act, Regulation S-P and the Patriot Act, as it pertains to Anti-Money Laundering. Rule 17j-1 under the Act and Section 206 of the Advisers Act generally proscribe fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment advisers. In particular, it is unlawful for any affiliated person of Finite in connection with the purchase or sale, directly or indirectly, to:

◾	defraud a Client in any manner;
◾	mislead a Client, including by making a statement that omits material facts;
◾	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client;
◾	engage in any manipulative practice with respect to a Client; or
◾	engage in any manipulative practice with respect to securities, including price manipulation.

3.2.	Confidentiality of Client Information

In the course of investment advisory activities of Finite, the firm obtains and has access to personal and nonpublic information about its Clients. Such information may include a person’s status as a Client, personal financial, and account information, the allocation of assets in a Client portfolio, the composition of investments in any Client portfolio, information relating to services performed for or transactions entered into on behalf of Clients, advice provided by Finite to Clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Finite’s current or former Clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

3.3.	Conflicts of Interest

Finite, as a fiduciary, has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by avoiding conflicts of interest and if they occur, by fully disclosing all material facts concerning any conflict that may arise with respect to any Client.

 Conflicts among Client Interests

Conflicts of interest may arise where Finite or its covered persons have reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which covered persons have made material personal investments, accounts of close friends or relatives of covered persons). Finite specifically prohibits inappropriate favoritism of one Client over another Client.

Competing with Client Trades

Finite prohibits covered persons from using knowledge about pending or currently considered securities transactions for Clients in order to profit personally, directly or indirectly, as a result. In order to avoid any potential conflict of interest between Finite and its Clients, securities transactions for the accounts of covered persons in the same security as that purchased or sold for advisory accounts should be entered only after the expiration of a black-out period, explained more fully below.

No Transactions with Clients

Finite specifically prohibits covered persons from knowingly selling to or purchasing from a Client any security or other property, except securities that may be issued by the Client.

 Disclosure of Personal Interest

Finite prohibits covered persons from recommending, implementing or considering any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the Managing Member or, with respect to the Managing Member’s interests, the CCO). If this designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Referrals/Brokerage

Finite requires covered persons to act in the best interests of Finite’s Clients regarding execution and other costs paid by Clients for brokerage services. Covered persons are reminded to strictly adhere to Finite’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) as outlined in Finite’s Policy and Procedures Manual.

Vendors and Suppliers

Finite requires covered persons to disclose any personal investments or other interests in vendors or  suppliers with whom the covered person negotiates or makes decisions on behalf of Finite. Finite specifically prohibits covered persons with interests as noted above from negotiating or making decisions regarding Finite’s business with such companies.

3.4.	Rumor Policy

All covered persons are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company's or any other company's securities, (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the false spreading of any rumors, or any other form of illegal market manipulation, via any media, including, but not limited to e-mail, instant messages, blogs or chat rooms. Any covered person who is found to have engaged in such conduct shall be subject to disciplinary action which may include termination.

3.5.	Outside Business Interests – Change in Employment

A covered person who seeks or is offered a position as an officer, trustee, director, or is considering employment in any other capacity in an outside enterprise, is expected to discuss such anticipated plans with the CCO or their designee prior to accepting such a position. This includes any engagement where the covered person is not compensated. Information submitted to the CCO is considered confidential and will not be discussed with the covered person’s prospective employer without the covered person’s permission.

Finite does not wish to limit any covered person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest or interruption in services to our Clients.

Finite must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a covered person.

3.6.	Gifts and Entertainment

Covered persons of Finite should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or entity. Additionally covered persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making of a Client or vendor in their service of Finite’s needs.

Gifts

Accepting extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of Finite. Written disclosure of such gift must be promptly reported to the CCO.

 No covered person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser without written pre-approval by the CCO. No covered person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $250 or less, per year, shall be considered de minimis.

Entertainment

No covered person may provide or accept extravagant or excessive entertainment to or from a Client, prospective Client, or any person or entity that does or seeks to do business with or on behalf of Finite. Covered persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

3.8. Reporting of Violations

All covered persons of Finite must promptly (upon discovery of violation) report violations of this Code to the CCO. If the CCO is unavailable, the violation must then be reported to Finite’s Managing Member. The Managing Member will determine if any sanctions may be appropriate and imposed which may include reprimands, censures, fines, disgorgement, or suspensions. Employees of Finite should understand that a material breach of the provisions of this Code will constitute grounds for disciplinary action and/or immediate termination of employment with Finite.

3.9 Whistleblower Policy

The Dodd-Frank Act (the “Act”) contains provisions that protect whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides that the U.S. Securities and Exchange Commission (“SEC”) shall pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. The award amount is required to be between 10 percent and 30 percent of the total monetary sanctions collected in the Commission’s action or any related action such as in a criminal case.

The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act. Further information is provided in Finite’s Policy and Procedures Manual.

 In accordance with the Act, Finite Management, LLC has adopted the following procedures for handling the whistleblower reporting requirements:

•
All employees shall report evidence of: (i) a material violation of any federal or state securities laws; (ii) material breach of fiduciary duty arising under any federal or state laws; or (iii) a similar material violation of any federal or state law by the Adviser or any of its officers, directors, employees or agents (“Reports”) to the CCO, who shall report the matter to the Adviser’s Managing Member. The Managing Member shall retain this information in confidence.

•	Upon receipt of any such Reports, the Managing Member and CCO shall inform the Adviser’s legal counsel of the Report and determine whether an investigation is necessary.
•	If it is determined that an investigation is necessary after considering the Report, the CCO shall:
o	Initiate an investigation, which may be conducted by the chief legal officer, the CCO, or outside legal counsel (unless that person was involved in the allegations contained in the Report);
o	Retain such additional experts as the CCO deems necessary.
•	At the conclusion of any such investigation, the CCO shall:
o	Recommend that the Adviser implement an appropriate response to the findings of a material violation;
o	Inform the Managing Member of the results of the investigation and the appropriate remedial measures to be adopted; and

o	Inform the whistleblower of the findings of the investigation as well as any remedial actions recommended, if any, to ensure that the activities are corrected.
•
The Managing Member shall monitor the status of the whistleblower to ensure that he or she is not retaliated against due to his or her reporting of the improper activities. The CCO is responsible for communicating to all of the whistleblowers superiors that they are prohibited in any way from retaliating against the whistleblower for bringing the activities in question to their attention.

The Managing Member shall take all other actions that it deems appropriate in the event that the Adviser fails in any material respect to implement an appropriate response that has been recommended.

Nothing in Finite’s procedures or polices prohibits or restricts any person in any way from reporting possible violations of law or regulation to any governmental agency or entity, or otherwise prevent anyone from participating, assisting, or testifying in any proceeding or investigation by any such agency or entity or from making other disclosures that are protected and/or permitted under law or regulation. Nor does any policy or procedure require a person to obtain prior authorization from Finite to make any such reports or disclosures to any governmental agency or entity or to notify Finite that an individual intends to make or has made such reports or disclosures.

4.	Insider Trading

Inside information is presently defined as information that has not been disseminated to the general public through the traditional communications channels; is known by the recipient (tippee) to be non-public; or has been improperly obtained. In addition, the information is material and important enough that a reasonably prudent person might base their decision to invest or not invest on the information. If a Finite Management, LLC supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties, and result in disciplinary action and potentially termination of employment with Finite.

The following procedures have been established to assist Finite Management, LLC’s employees to avoid violations of the insider trading provisions of the Advisers Act. Every employee must follow these procedures or risk being subject to termination. If an employee has any questions about these procedures, he/she should bring them to the CCO promptly.

Identification of Insider Information

All employees of Finite Management, LLC must ask the following questions when presented with a potential conflict of this type:

•
Is the information material? Would an investor consider this information important in making an investment decision? Would disclosure of this information substantially affect the market price of the security?

•
Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

If, after considering the above, an employee believes that the information may be material and non-public, he/she should:

•	Report the matter promptly to the CCO, disclosing all information which the employee believes may be relevant on the issue of whether the information is material and non-public.

•
Do not purchase or sell any security impacted by the information. This prohibition applies to the employee’s personal securities account(s), any account(s) in which he/she may have a beneficial interest, and any client account managed by Longwave Advisor, LLC.

•	Do not communicate the information to anyone outside the firm or within the firm, other than Finite Management, LLC’s CCO.

After reviewing the information, the CCO will determine whether the information is material and non-public, and will advise the employee accordingly of the appropriate course of action.

Prevention of Insider Trading

•	Every new employee of Finite Management, LLC will be provided with a copy of these procedures regarding insider trading, which they will be asked to acknowledge receiving.
•	The CCO will enforce the appropriate Personal Securities Trading Restrictions provided in the Code of Ethics.
•
The CCO, on a regular basis, conduct training to familiarize employees with Finite Management, LLC’s insider trading procedures. Documentation of this training will be maintained, including a list of all attendees.

•
The CCO will resolve issues of whether information received by an employee of Finite Management, LLC is material and non-public. The CCO will prepare and maintain a memo detailing the type of information received and the determination of its materiality.

•
If it has been determined that an employee of Finite Management, LLC has received material non-public information, the CCO will (i) implement measures to prevent dissemination of such information, (ii) place such security on Finite Management, LLC’s restricted trading list, and (iii) immediately advise all employees of the inclusion of the security on the restricted list. A copy of any restricted trading list will be maintained by the CCO or their designee.

Steps to Detect Insider Trading

•
The CCO will review all personal securities transactions by employees to ensure that these activities comply with the Personal Securities Trading Restrictions included in Finite Management, LLC’s Code of Ethics.

•	The CCO will review excess trading activities in any client accounts managed by Finite Management, LLC’s covered persons.
•
The CCO will conduct an investigation when the CCO has reason to believe that any employee of Finite Management, LLC has received and acted (traded) on inside information or has offered this information to other persons.

5.	Personal Securities Transactions

Personal securities transactions by covered persons are subject to the following trading restrictions:

5.1	Pre-clearance

No covered person may purchase or sell any of the following securities without pre-clearing this action through the CCO:

•	Securities and Credit Instruments related to the solar industry
•	Initial Public Offerings
•	Limited or Private Offerings, such as hedge funds or private funds

Requests for pre-clearance are made by completing a Personal Securities Trading Request & Authorization form (Exhibit 1) and forwarding it to the CCO. A final decision will be communicated to the covered person in a timely fashion. Only upon receipt of the written approval from the CCO can the covered person engage in the requested transaction. All approved transactions are in effect solely for the business day on which approval was requested. If a covered person decides not to execute the transaction on the day pre-clearance approval is given or the entire trade is not executed, a new request for pre-clearance must be made. Limit orders entered must be placed as a day order. In addition, covered persons may not simultaneously request pre-clearance to buy and sell the same security.

5.2	Additional Pre-clearance Exception

A covered person does not need to file a Personal Securities Trading Request & Authorization form with the CCO to purchase or sell any reportable security, as defined in Section 6.2, for an account(s) of the covered person that is managed on a full discretionary trading basis by a registered investment adviser. The covered person must not be allowed to trade in the account or hold unsupervised assets in same. This exception does not exempt the covered person from reporting requirements of Section 6 of the Code.

5.3	Restrictions on Purchases and Sales: Black-Out Periods

The following trade restrictions apply to all covered persons:

◾	No covered person may knowingly purchase or sell a security in their personal account(s) on the day the security is traded in a Client account.
◾
No covered person may purchase or sell a security in their personal account(s) if he or she knows that Finite is considering that security or a related security for purchase or sale in a client account.

5.4	Short Term Trading

No covered person of Finite may purchase and subsequently sell (or sell and purchase) the same security within any 30-day period, unless such transaction is approved in advance by the CCO.

 In the event any trading policies are wittingly violated, the covered person will be compelled to disgorge the security and make contribution of any gain they may receive to a charity of the Adviser's choice. A copy of the charitable contribution transaction must be provided to the CCO, (either receipt from the charity in the member's name or a copy of a cancelled check). The chosen charity may not benefit the member personally in any way. This policy applies to all accounts within the covered person’s household or under their control.

Additionally, should covered person’s personal trading activities prevent them from honoring their responsibilities under this Code or their work commitments; they will be subject to disciplinary action and/or immediate termination of employment with Finite.

6.	Reporting Requirements
6.1.	Scope

All covered persons of Finite are required to provide account statements and transaction confirmations for any personal trading accounts under their control. This requirement applies to all accounts a covered person might reasonably have control over, for all members of their household, as well as any other account from which they receive an economic benefit, including any 401(k) and Profit Sharing Plans.

If a covered person believes that they should be exempt from the reporting requirements above they should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason(s) they should be exempt from reporting requirements under this Code.

In the event a personal investment account does not produce a periodic statement because of account inactivity, Finite will accept a statement to that effect from the supervised person. This attestation is required by the CCO on a quarterly basis if no statement is received for a disclosed account.

6.2.	Reportable Securities

Section 202(a)(18) of Finite’s Act defines the term “Security” as follows:

"Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all of the securities described above except:

◾	Open-ended mutual funds, except any proprietary open-end mutual funds advised or sub-advised by or for Finite (“reportable funds”);
◾	Direct obligations of the United States;
◾	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
◾	Shares issued by money market funds;
◾	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Exchange Traded Products, (ETPs) including exchange traded notes, (ETNs), exchange traded funds, (ETFs), closed end funds and exchange traded derivative contracts are considered reportable securities under the Code.

If there is any question by a covered person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

6.3.	Reporting Exceptions

Covered persons are not required to submit:

◾	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;
◾	A transaction report with respect to transactions effected pursuant to an automatic investment plan (This exception includes dividend reinvestment plans.); and
◾
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Finite holds in its records so long as Finite receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

6.4.	Initial/ Annual Holdings and Quarterly Transaction Reports

Initial/Annual Report

All employees of Finite who during the course of their employment become a covered person as defined in subsection 2 of this Code (this may be upon employment), must provide the CCO with a Personal Securities Accounts Report (Exhibit 2) no later than 10 days after the individual becomes a covered person. The holdings information provided in conjunction with this certification must be current as of 45 days before the individual became a covered person.

Quarterly Report

Every covered person must submit a quarterly transaction report to the CCO, 30 days from calendar quarter end. If quarterly statements are not available, a monthly statement for each respective month will suffice. The quarterly transaction report requirement will be satisfied through receipt by the CCO of quarterly or, if applicable, monthly statements received directly from the custodian.

The CCO will review each statement for any evidence of improper holding, trading activities, or conflicts of interest by the covered person. The Managing Member will review the CCO’s reports.

7.	Recordkeeping Requirements

Finite will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place:

◾	A copy of each Code that has been in effect at any time during the past five years;
◾	A record of any violation of the Code and any action taken as a result of this violation for five years from the end of the fiscal year in which the violation occurred;
◾	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a covered person;
◾	Holdings and transactions reports made as required under the Code, including any brokerage confirmations and account statements made in lieu of these reports;
◾	A list of the names of persons who are currently, or within the past five years were, covered persons;
◾
A record of any decision and supporting reasons for approving the acquisition of securities by supervised or access persons in initial public offerings, or otherwise limited offerings, for a t least five years after the end of the fiscal year in which approval was granted;

◾	Any waiver from or exception to the Code for any covered person of Finite subject to the Code, and;
◾	A copy of each annual written report to the Board.

8.	Acknowledgment of Receipt

A copy of the Code and any amendments will be provided to each covered person. Finite's covered persons must acknowledge, initially, annually and as the Code is amended, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

Exhibit 1: Personal Securities Trading Request & Authorization

Finite Management, LLC

Name
I hereby request authorization to enter the following securities transaction:
Company Name	Ticker Symbol
Number of Shares	Type (Buy/Sell)
Price (Mkt/Lmt)	Other
Account Number	Acct Type
Broker Dealer	Bank

This transaction is for investment purposes and to the best of my knowledge will comply with the appropriate personal trading and insider trading provisions contained in Adviser’s Code of Ethics.

Signature Date

☐ The above transaction is approved based on information provided above and is in effect solely for the business day on which approval was granted. If the transaction does not execute or is partially executed, a new pre- clearance request will be required.

☐ The above transaction is disapproved for the following reasons:

Signature of CCO or their designee Date

Print Name

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Exhibit 2: Personal Securities Accounts Report

Finite Management, LLC

I.	Please check one selection:
□
I am defined as an Access Person by Finite Management, LLC’s Code of Ethics and do have accounts in which I have direct or indirect beneficial interest or control. Please complete Item II, Item III and Item IV below.

□
I am defined as an Access Person by Finite Management, LLC’s Code of Ethics and do not have any accounts in which I have direct or indirect beneficial interest or control. Please skip Item II and item III below. Please complete Item IV below.

II.	Brokerage Account Disclosure

List all brokerage accounts in which you have direct or indirect beneficial interest or control in the table below. (Include 401(k) Plans and Profit Sharing Plans):

Account Number (Last 4 Digits)	Account Name	Custodian/Brokerage Name and Address

III.	Please select all that apply:
□	I have disclosed all brokerage accounts in which I have direct or indirect beneficial interest or control in the table above.

□	I hold reportable securities outside of the above-referenced accounts. Information as required by Rule 204A (b)(1)(i) is attached.

□
For any accounts disclosed above, I have provided the Chief Compliance Officer or designee with a duplicate statement which is current as of 45 days of my becoming an access person. (Check only if you are newly hired and this is your first attestation.)

□	For any accounts disclosed above, duplicate statements are sent directly to the Chief Compliance Officer or designee.

IV.	Access Person Information

I agree to promptly notify the CCO or designee if any such accounts are opened. I also agree to submit an initial holdings report to the CCO or designee within 10 days of such opening.

Signature  Date

Print Name Title

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